                                                                     EXHIBIT 2.2


                          ASSET ACQUISITION AGREEMENT


     AGREEMENT dated as of June 11, 1997 (this "Agreement"), by and among The News Corporation Limited, a South Australia corporation ("News"), MCI Telecommunications Corporation, a Delaware corporation ("MCI"), American Sky Broadcasting LLC, a Delaware limited liability company and wholly-owned, indirect subsidiary of News ("ASkyB" and, with News and MCI, collectively, the "Transferors"), and PRIMESTAR Partners L.P., a Delaware limited partnership ("Primestar"), and, for purposes of Section 5, Section 8.4 and Section 8.12 only, each of the general partners and limited partners of Primestar.

                             W I T N E S S E T H :
                             -------------------

     WHEREAS, the Transferors own certain assets relating to the direct broadcast satellite business (the "DBS Assets"); and

     WHEREAS, heretofore ASkyB decided to abandon its plan to individually conduct a U.S. Satellite Business and desires to dispose of certain of its DBS Assets; and

     WHEREAS, the partners of Primestar are currently contemplating a transaction (the "Roll-up") whereby they, along with certain affiliated entities, will contribute certain assets to a new company ("Newco"), which will be a publicly traded company following the Roll-up, in exchange for common stock of Newco, and Primestar and/or its assets will become wholly-owned by Newco all as more fully set forth in the letter dated as of June 11, 1997, including the
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Summary of Business Terms and other exhibits attached thereto (the "Roll-up
MOU"), a copy of which, as executed, is attached hereto as Exhibit I; and

     WHEREAS, Newco desires to acquire such DBS Assets; and

     WHEREAS, the partners of Primestar intend for the Roll-up to qualify as a tax-free exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, upon the terms and conditions set forth herein, the Transferors desire to transfer the DBS Assets, subject to certain liabilities related thereto (the "Asset Transfer"), to Newco or, if the Roll-up has not been consummated within 270 days of the date hereof, to Primestar, and Newco or Primestar, as the case may be, desires to take ownership of the Transferred Assets (as hereinafter defined); and

     WHEREAS, Primestar and the Transferors intend for the Asset Transfer to qualify as a tax-free exchange pursuant to Section 351 of the Code (or with respect to the transfer of the DBS Assets if the DBS Assets are transferred to Primestar, as a tax-free exchange pursuant to Section 721 of the Code);

     NOW, THEREFORE, in consideration of the respective promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1.   Definitions.
          -----------

          1.1 "Acceptable Alternative Arrangement" means any arrangement satisfactory to Newco and its counsel and to the Transferors and their respective counsel to ensure Newco's continuous, irrevocable (subject to renewal by the FCC) and exclusive right to use and, subject to Regulatory Provisions, to direct the use of the capacity of the 110 Slot (including, without limitation, all rights with respect to any successor satellites), at no further cost to Newco, in excess of the costs that Newco would have incurred if Newco held the authorizations for the 110 Slot directly, to the same effect as if Newco were the FCC licensee of (or owner of the FCC licensee of) the 110 Slot.

          1.2 "Adjusted Primestar Valuation" shall have the meaning set forth in Section 3.3 hereof.

          1.3 "Affiliate" shall mean any person or entity controlling, controlled by, or under common control with, an entity. "Control" of any entity shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

          1.4 "ASkyB Valuation" means the amount equal to (a) the aggregate amount expended by News, MCI and ASkyB under and in connection with the Contracts up to and including the business day immediately preceding the earlier of the Closing Date and September 30, 1997, plus (b) the costs incurred in connection with the 110 Slot, which costs include $682.5 million, which was the price paid for the rights to the 110 Slot at an auction conducted by the FCC (the "Auction Price"), plus (c) interest, at the rate of six percent (6%) per annum, on the amounts set forth in (a) and (b) from the respective payment dates of such amounts up to and including the business day immediately preceding the earlier of the Closing Date and September 30, 1997; provided, however, that (i) in no event shall the amount set forth in (a) with respect to any Contract exceed the sum of the aggregate amounts designated on Schedule A, with regard to such Contract, as "Paid to Date" and "Remaining Commitment,"

                                       3
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minus any remaining obligation of the Transferors (or Newco, following the
Closing) under such Contract as of the business day immediately preceding the earlier of the Closing Date and September 30, 1997, and (ii) in no event shall the costs set forth in (b) above exceed $683.6 million.

          1.5  "Assumed Liabilities" shall have the meaning set forth in Section
2.4 hereof.

          1.6 "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

          1.7  "Certificate of Designation" shall have the meaning set forth in
Section 3.1 hereof.

          1.8 "Claims Notice" shall have the meaning set forth in Section 10.5 hereof.

          1.9  "Closing" shall have the meaning set forth in Section 4.1 hereof.

          1.10 "Closing Date" shall have the meaning set forth in Section 4.1 hereof.

          1.11 "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          1.12 "Communications Act" means the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          1.13  "Consideration Shares" shall have the meaning set forth in
Section 3.1 hereof.

          1.14 "Contracts" shall have the meaning set forth in Section 2.1 hereof.

          1.15  "Conversion Price" shall have the meaning set forth in Section
3.2 hereof.

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          1.16  "Conversion Shares" shall have the meaning set forth in Section
3.1 hereof.

          1.17  "Convertible Note" shall have the meaning set forth in Section
3.1 hereof.

          1.18  "DBS" shall have the meaning set forth in Section 2.2 hereof.

          1.19  "Dispositions" has the meaning set forth in Section 8.5 hereof.

          1.20 "ECC Indemnification Agreement" shall have the meaning set forth in Section 10.1 hereof.

          1.21 "Employee Benefit Plan" means any (a) Employee Pension Benefit Plan, including, without limitation, qualified and non-qualified plans and defined benefit and defined contribution plans; (b) Employee Welfare Benefit Plan; and (c) material fringe benefit plan or program.

          1.22 "Employee Pension Benefit Plan" has the meaning set forth in ERISA (Section) 3(2).

          1.23 "Employee Welfare Benefit Plan" has the meaning set forth in ERISA (Section) 3(1).

          1.24 "Environmental Laws" means all federal, state and local laws, statutes, ordinances, rules and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (U.S.C. (Section) 9601 et seq.) ("CERCLA"); the

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Hazardous Material Transportation Act, as amended (49 U.S.C. (Section) 180 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. (S) 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. (Section) 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (42 U.S.C. (Section) 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. (Section) 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. (Section) 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. (Section) 651 et seq.); and the Safe Drinking Water Act, as amended (42 U.S.C. (Section) 300f et seq.), and similar state and local laws, rules and regulations.

          1.25 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          1.26 "FCC" means the Federal Communications Commission.

          1.27 "FCC Approval" shall mean an order adopted by the full FCC and which has not been reversed, reconsidered, stayed, enjoined, set aside, annulled or suspended, and the thirty (30) day period for any such action on the FCC's own motion has expired.

          1.28  "Fiduciary" has the meaning set forth in ERISA (Section) 3(21).

          1.29  "Financial Statements" shall have the meaning set forth in
Section 6.9 hereof.

          1.30 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

          1.31 "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          1.32  "Indemnified Party" shall have the meaning set forth in Section
10.5 hereof.

          1.33 "Indemnitor" shall have the meaning set forth in Section 10.5 hereof.

          1.34 "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

          1.35 "Knowledge" means actual knowledge after reasonable inquiry and investigation.

          1.36 "Liability" means any liability or obligation of any nature (whether known or unknown, whether absolute or contingent, whether disputed or undisputed, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          1.37 "Losses" shall have the meaning set forth in Section 10.1 hereof.

          1.38  "MCI FCC Licenses" shall have the meaning set forth in Section
2.2 hereof.

          1.39 "Newco Common Stock" means the Series A Common Stock of Newco as more fully described in the Roll-up MOU.

          1.40  "Newco Indemnified Parties" shall have the meaning set forth in
Section 10.1 hereof.

          1.41  "Newco Preferred Stock" shall have the meaning set forth in
Section 3.1 hereof.

          1.42 "110 Slot" shall have the meaning set forth in Section 2.2 hereof.

          1.43 "119 Capacity" shall have the meaning set forth in Section 8.5 hereof.

          1.44  "Per Share Price" shall have the meaning set forth in Section
3.2 hereof.

          1.45 "Person" means a human being or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

          1.46 "Primestar DBS Service" means any U.S. Satellite Business operated by Primestar and its Affiliates or (following the Roll-up) Newco and its Affiliates.

          1.47 "Primestar Disclosure Schedule" shall have the meaning set forth in Section 6.1 hereof.

          1.48  "Primestar FCC Licenses" shall have the meaning set forth in
Section 6.18 hereof.

          1.49 "Primestar Material Adverse Effect" means a material adverse effect on the business, assets, operations, prospects (as such exist for Primestar as of the date hereof without giving effect to the Roll-up) or condition (financial or otherwise) of Primestar.

          1.50  "Primestar Plans" shall have the meaning set forth in Section
6.15 hereof.

          1.51 "Primestar Subscriber," as of any date, means a subscriber to the Primestar DBS Service as of such date who (except as otherwise provided in the first sentence of Section 3.3) (a) is no more than 60 days past due in payment (measured from the date the relevant bill is issued), (b) has received and paid for in full the Primestar DBS Service for at least one month following the later of the date of activation and the conclusion of one or two promotional "free" months, if any, and (c) became a subscriber as a result of ordinary marketing practices in the normal course of business. Any subscriber who meets the requirements of (b) and (c) but is more than 60 days but less than 91 days past due in payment (measured from the date the relevant bill is issued) shall be deemed one-half of a Primestar Subscriber for the purpose of calculating the Primestar Valuation.

          1.52 "Primestar Valuation" means the amount equal to (x) the product of the aggregate number of Primestar Subscribers as of the Closing Date, not to exceed 1,950,000, multiplied by $1,500, minus (y) indebtedness of Newco for
                                        -----
borrowed money at the Closing Date (including any such indebtedness incurred in connection with the Roll-up, but excluding (i) any indebtedness incurred to finance the construction and/or launch of any satellite or the lease of any satellite capacity (including indebtedness in respect of letters of credit relating to any such construction, launch or lease, capitalized interest and any refinancing of any such indebtedness), (ii) any indebtedness under, or any indebtedness incurred to finance any obligation of Newco under, any Contract and
(iii) an amount equal to the product of the aggregate number of Primestar Subscribers as of the Closing Date in excess of 1,950,000 multiplied by actual direct costs incurred in connection with the acquisition of each such subscriber in excess of 1,950,000,

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which shall include materials, labor and acquisition marketing costs but shall not include overhead, national advertising and incremental programming fees), plus (z) to the extent not greater than (y) above, cash and cash equivalents of Newco on hand at the Closing Date.

          1.53 "Recent Primestar Subscribers" shall have the meaning set forth in Section 3.3 hereof.

          1.54  "Regulatory Provisions" shall have the meaning set forth in
Section 6.18 hereof.

          1.55  "Retained Liabilities" shall have the meaning set forth in
Section 2.4 hereof.

          1.56  "Rights" shall have the meaning set forth in Section 3.2 hereof.

          1.57 "Roll-up" shall have the meaning set forth in the preamble hereto.

          1.58 "Roll-up MOU" shall have the meaning set forth in the preamble hereto.

          1.59 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          1.60 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          1.61 "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (b) liens on goods in transit incurred pursuant to documentary letters of credit, and (c) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, the extension of credit or default or potential default of money owed.

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

          1.62  "Substitute Consideration" shall have the meaning set forth in
Section 5 hereof.

          1.63 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code (Section)
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, however denominated, including any interest, penalty, or addition thereto, whether disputed or not.

          1.64 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

          1.65  "Total Consideration" shall have the meaning set forth in
Section 3.1 hereof.

          1.66 "Transferor Indemnified Parties" shall have the meaning set forth in Section 10.3 hereof.

          1.67 "Transferred Asset Material Adverse Effect" shall have the meaning set forth in Section 7.6 hereof.

          1.68  "Transferred Assets" shall have the meaning set forth in Section
2.3 hereof.

          1.69 "U.S. Satellite Business" means any business activity that principally uses communications satellites to provide direct-to-home (including hotels, motels, bars, restaurants,

                                       11
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multiple dwelling units and other similar uses) video and associated audio programming services using FSS, BSS and/or higher frequencies directly to the antennas or other reception equipment of customers or subscribers of such business activity in the United States, or to multiple dwelling units comprising such customers or subscribers, or that markets, distributes, sells, services and/or supports any such service.

     2.  Transfer of Assets and Assumption of Liabilities.  Upon the terms and
         ------------------------------------------------
subject to the conditions set forth in this Agreement, at the Closing of the transactions contemplated hereby:

         2.1  Transfer of Contracts.  ASkyB, and each of News and MCI, on its
              ---------------------
own behalf and on ASkyB's behalf, shall transfer and assign to Newco all of its rights, title and interests in and to the contracts, commitments, agreements, arrangements, leases, licenses, purchase orders, memoranda of understanding and obligations set forth on Schedule A, attached hereto (collectively, the "Contracts"), including, without limitation, all of News', MCI's and ASkyB's rights to work in process under such Contracts and any tangible and intangible deliverables thereunder; provided, however, that, with respect to the Contracts set forth on Schedule A and marked with an asterisk, to the extent any Affiliate of a Transferor is listed for any Contract under the heading "Name of Other Party" (or a similar heading), Newco is acquiring only the rights of such Transferor thereunder and the rights of the party listed under the heading "Name of Other Party" with respect to such Contract shall not be transferred to Newco hereunder.

          2.2  Transfer of DBS Authorizations.  Subject to Section 8.2 hereof,
               ------------------------------
on its own behalf and on ASkyB's behalf, MCI shall transfer and assign to Newco all of MCI's rights, title

                                       12
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and interests in, to and under all licenses, permits and other authorizations granted to MCI by the FCC with respect to U.S. Satellite Business (the "MCI FCC Licenses"), including, without limitation, the authorization to construct, launch and operate satellites in the Direct Broadcast Satellite Service ("DBS") at 110 (Degrees) West Longitude providing 28 transponder channels of service (the "110 Slot") together with all other rights of MCI and its Affiliates with respect thereto.

          2.3  Transfer of Intellectual Property.  To the extent that the
               ---------------------------------
Contracts, the MCI FCC Licenses or the 110 Slot subsume any Intellectual Property rights, such rights shall be conveyed, transferred and assigned to Newco by each Transferor holding any such rights, on its own behalf and on behalf of ASkyB (the Contracts, the MCI FCC Licenses, the 110 Slot and such Intellectual Property rights are collectively referred to as the "Transferred Assets").

          2.4  Assumption of Liabilities.  In addition to the consideration set
               -------------------------
forth in Section 3 hereof, in consideration for the transfer of the Transferred Assets contemplated hereby, at the Closing, Newco shall assume the respective obligations of the Transferors under the Contracts in accordance with their terms to the extent that the Transferors are not in default under such obligations at the Closing Date (and would not be in default on the Closing, assuming the giving of any applicable notices and the lapse of any applicable waiting periods under such Contracts); provided, however, that to the extent any Affiliate of a Transferor is listed for any Contract under the heading "Name of Other Party" (or a similar heading), Newco is assuming only the obligations of such Transferor thereunder, and the obligations of the party listed under the heading "Name of Other Party" with respect to such Contract shall not be assumed by Newco hereunder (the "Assumed Liabilities"). Any Liabilities relating to (i) the Transferred Assets or the operations of ASkyB or any other Transferor prior to the Closing other than the Assumed

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Liabilities or (ii) Taxes in respect of the sale of the Transferred Assets hereunder, except as provided in Section 8.7 hereof, shall be retained by ASkyB, News or MCI, as the case may be (the "Retained Liabilities").

     3.   Consideration.
          -------------

          3.1  Aggregate Consideration.  In addition to assumption of the
               -----------------------
Assumed Liabilities, as consideration for the transfer and assignment of the Transferred Assets, Newco shall pay to ASkyB, for its benefit and the benefit of each of the other Transferors, as their respective interests shall appear, by delivery of a combination of Newco Preferred Stock and, at Newco's option, cash and/or a Convertible Note as set forth below, an amount equal to the ASkyB Valuation (the "Total Consideration"). Such payment shall be made as follows:
At the Closing, Newco shall issue to ASkyB that number of shares (the "Consideration Shares") of Convertible Preferred Stock, par value $.01 per share, of Newco (the "Newco Preferred Stock") which, upon conversion, will give ASkyB no more than 20% of the issued and outstanding capital stock of Newco, immediately after giving effect to such conversion if converted on the Closing Date; provided, that in no event shall the aggregate stated liquidation value of the Consideration Shares exceed the Total Consideration; and provided, further, that, if ASkyB is permitted to receive a larger proportion of the Total Consideration in shares of Newco Preferred Stock (without delaying the receipt of any FCC Approval required hereunder), Newco shall have the option of delivering such larger number of shares as part of the Consideration Shares.
The number of shares of Newco Common Stock issuable upon conversion (the "Conversion Shares") of the Consideration Shares shall be determined in accordance with Section 3.2 hereof. If the aggregate stated liquidation value of the Consideration Shares is less than the Total

Consideration, the remainder of the Total Consideration in excess of the aggregate stated liquidation value of the Consideration Shares (the "Payment Balance") shall be paid, at Newco's option, by the payment to ASkyB, at the Closing, by wire transfer of immediately available funds, of cash or the issuance of a subordinated convertible note (the "Convertible Note") to ASkyB, containing the terms set forth in Exhibit II, having an original principal amount equal to the Payment Balance, or by a combination of the payment of cash and the issuance of a Convertible Note. The relative powers, preferences and rights, and qualifications, limitations and restrictions of the Newco Preferred Stock shall be set forth on a Certificate of Designation (the "Certificate of Designation"), which shall be substantially in the form attached hereto as
Exhibit III. In addition, if the Closing has not occurred by September 30, 1997, at the Closing, Newco shall reimburse ASkyB in cash for (a) any amounts expended by News, MCI and ASkyB under and in connection with the Contracts between September 30, 1997 and the Closing Date, subject to the limitation set forth in the proviso to the "ASkyB Valuation" definition set forth in Section
1.4 hereof (which for this purpose shall be construed as if all references to the earlier of September 30, 1997 and the Closing Date referred instead to the Closing Date), plus (b) interest, at the rate of six percent (6%) per annum, on the amount set forth in (a) from the respective dates such amounts were expended by the applicable Transferor to the business day immediately preceding the Closing Date. ASkyB shall accept MCI's proportionate share of the Consideration Shares and the Total Consideration on MCI's behalf, as its agent.

          3.2  Calculation of Number of Conversion Shares.  At the Closing Date,
               ------------------------------------------
the aggregate number of Conversion Shares issuable upon the conversion of the Consideration Shares and the Convertible Notes, without giving effect to any adjustment provisions in the

Certificate of Designation or Convertible Note but giving effect to the Roll-up on a pro forma basis, shall be determined by dividing (a) the ASkyB Valuation minus the portion of the Total Consideration paid in cash, if any, by (b) the
-----
Conversion Price (as defined below). For purposes of this section, "Conversion Price" shall equal 120% of the Per Share Price (as defined below); and "Per Share Price" shall equal the quotient of (x) the Primestar Valuation plus all
                                                                     ----
proceeds payable to Newco upon the exercise, conversion or exchange of outstanding Rights, divided by (y) the number of shares of Series A, Series B and Series C common stock of Newco issuable upon consummation of the Roll-up, determined without giving effect to the Conversion Shares issuable upon conversion of the Consideration Shares and Convertible Note, plus the number of
                                                             ----
shares of Series A, Series B and Series C common stock of Newco issuable upon exercise of all outstanding options, warrants and other rights to acquire such common stock, and upon the conversion or exchange of all outstanding securities convertible into or exchangeable for such common stock, in each case to the extent then exercisable and "in-the-money" (collectively, "Rights"). The Certificate of Designation and the Convertible Note shall each contain appropriate provisions regarding the conversion rate per share of Newco Preferred Stock and for the conversion price under the Convertible Note, as the case may be.

          3.3  Post-Closing Adjustment.  At the Closing, the Primestar Valuation
               -----------------------
used to determine the number of Consideration Shares issuable to ASkyB shall be based on all Primestar Subscribers at the Closing Date, including, without limitation, those Primestar Subscribers who become subscribers 90 days or less prior to the Closing Date, or, in the case of those subscribers receiving one (or two) initial "free" month(s) for promotional purposes, 120 days or less (or 150 Days or less, as applicable) prior to the Closing Date (such subscribers being referred to herein as the "Recent Primestar Subscribers"); provided that, for Recent Primestar Subscribers, the requirements of clauses (a), (b) and (c) of the definition of Primestar Subscriber shall not be taken into account. On the 151st day following the Closing Date, the number of Primestar Subscribers as of the Closing Date shall be adjusted to take into account which Recent Primestar Subscribers shall be given full credit, one-half credit or no credit (based on the definition of Primestar Subscriber, including clauses (a), (b) and (c), and based on whether or not, and when, the Recent Primestar Subscribers have made payment for their subscriptions, and the Primestar Valuation shall be recomputed accordingly (the "Adjusted Primestar Valuation")), in accordance with Section
1.52 above. Following such recomputation, to the extent that the Adjusted Primestar Valuation is less than the original Primestar Valuation then, on such 151st day following the Closing Date, the conversion price on the Newco Preferred Stock, and the conversion price under the Convertible Notes (if any) shall be appropriately adjusted, so that (i) the aggregate number of Conversion Shares issuable under the Newco Preferred Stock and the Convertible Notes is equal to the number required pursuant to Section 3.2, determined using the Adjusted Primestar Valuation for the Primestar Valuation, and (ii) the aggregate number of Conversion Shares issuable under the Newco Preferred Stock does not exceed 20% of the issued and outstanding capital stock of Newco.

     4.   Closing.
          -------

          4.1  General.  Upon the terms and conditions set forth herein, the
               -------
closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, at 10:00 a.m. local time on the day (the "Closing Date") which is the later of (a) the closing of the

Roll-up or (b) five days following the date on which the conditions set forth in Sections 9.1 and 9.2 hereof have been satisfied or waived, or on such other date and/or at such other place as Primestar and the Transferors mutually determine, subject to ASkyB's rights set forth in Section 5 hereof.

          4.2  Delivery of Shares.  At the Closing, Newco shall deliver to ASkyB
               ------------------
duly executed and authenticated stock certificates representing the Consideration Shares. The certificates representing the Consideration Shares and the Convertible Notes shall bear the following legend:

               THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR UNLESS THE TRANSACTION IS EXEMPT FROM OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

     5.  Consummation of Roll-up.  Subject to the provisions of Section 8.12
         -----------------------
and the third sentence of Section 8.6, Primestar and each general and limited partner of Primestar, severally and not jointly, hereby undertakes to use its commercially reasonable efforts to cause the Roll-up to be consummated as soon as reasonably practicable, including the undertaking, severally and not jointly, to use its commercially reasonable efforts to cause the conditions to such consummation contained in the Roll-up MOU to be satisfied. In the event that
(a) the closing of
the Roll-up has not occurred within 270 days following the date hereof and (b) the conditions set forth in Sections 9.1 and 9.2 have otherwise been satisfied, the Transferors shall have the right to cause the Transferred Assets to be transferred to Primestar and the transactions otherwise contemplated hereby to close. In such event, the Transferors and Primestar shall mutually agree to substitute consideration (the "Substitute Consideration") for the Newco Preferred Stock and the Convertible Note which shall, in the aggregate, give the Transferors the same market value they would have received had the Transferred Assets been transferred to Newco, and which Substitute Consideration shall contain appropriate terms and conditions for adjustment or further substitution in the event that a roll-up or similar restructuring subsequently occurs and all references to "Newco" herein shall be deemed to be references to "Primestar" unless the context shall otherwise require. If Primestar is the transferee of the Transferred Assets, it shall receive the benefits of and shall be responsible for all obligations of Newco as set forth herein.

     6.   Representations and Warranties of Primestar. The representations and
          -------------------------------------------
warranties made in this Section 6 are only made by Primestar. To the extent references are made to general or limited partners of Primestar in this Section 6, Primestar is the sole party making such representations.

          6.1  Representations and Warranties True, Correct and Complete.
               ---------------------------------------------------------
Primestar represents and warrants to each of News, MCI and ASkyB that the statements contained in this Section 6 are true, correct and complete as of the date of this Agreement, except as disclosed in a document referring specifically to the representations and warranties in this Section 6 which has been delivered by Primestar to each of News, MCI and ASkyB on or prior to the date hereof (the "Primestar Disclosure Schedule"). Nothing in the Primestar Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Primestar Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in one section as an exception to a representation or warranty shall not be deemed adequate to disclose an exception to a representation or warranty made in another section unless so specifically stated in such second section. The Primestar Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section.

          6.2  Organization of Primestar.  Primestar is a limited partnership
               -------------------------
duly formed, validly existing, and in good standing under the laws of the State of Delaware.

          6.3  Power and Authority of Primestar.  Primestar has all requisite
               --------------------------------
partnership power and authority and all governmental licenses, authorizations, consents and approvals required to conduct its business as currently conducted and to own, lease and operate its properties in all material respects as now conducted, and to execute and deliver this Agreement, including any additional documents contemplated by this Agreement, and to perform its obligations hereunder.

          6.4  Organizational Documents.  Primestar has delivered to the
               ------------------------
Transferors true and complete copies of its certificate of limited partnership and its partnership agreement as currently in effect.

          6.5  Partnership Authorization.  The execution, delivery and
               -------------------------
performance by each of Primestar, the general partners and limited partners of Primestar of this Agreement and the consummation by Primestar of the transactions contemplated hereby have been duly authorized by all necessary partnership action of each of Primestar, and, to the extent they are parties hereto, the general partners and limited partners of Primestar. This Agreement, including any additional documents contemplated by this Agreement to be executed by Primestar, constitutes (or when executed, will constitute) the valid and legally binding obligation of each of Primestar, the general partners and limited partners of Primestar, enforceable against each of Primestar, the general partners and limited partners of Primestar in accordance with each such document's respective terms and conditions, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          6.6  Governmental Authorization.  The execution, delivery and
               --------------------------
performance by each of Primestar, the general partners and limited partners of Primestar of this Agreement and the consummation by each of Primestar, the general partners and limited partners of Primestar of the transactions contemplated hereby do not require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority, except for (a) compliance with any applicable requirements of the Hart-Scott-Rodino Act , (b) approval by the FCC of the transactions contemplated hereby, (c) compliance with the Primestar Consent Decree, which compliance is described in Section 6.6 of the Primestar Disclosure Schedule, and (d) where failure to obtain such consents, approvals, authorizations and permits, or to make such filings or notifications, would not prevent or delay in any material respect the consummation of the transactions contemplated hereby or otherwise prevent Primestar from performing its obligations under this Agreement in all material respects, and would not, individually or in the aggregate, have a Primestar Material Adverse Effect.

          6.7  Noncontravention.  Except as set forth in Section 6.7 of the
               ----------------
Primestar Disclosure Schedule, the execution, delivery and performance of this Agreement by Primestar and the general partners and limited partners of Primestar do not, and the consummation by Primestar of the transactions contemplated hereby will not, (a) contravene or conflict with the certificate of limited partnership or the partnership agreement or other organizational documents of Primestar and the general partners and limited partners of Primestar; (b) assuming compliance with the matters referred to in Section 6.6 above, contravene, conflict with or constitute a violation of any provision of any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court binding upon or applicable to Primestar and the general partners and limited partners of Primestar, or any of their properties or assets, which contravention, conflict or violation could reasonably be expected to have a Primestar Material Adverse Effect; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice or give rise to a loss of any benefit under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, or Security Interest to which Primestar and the general partners and limited partners of Primestar is a party or by which it is bound or to which any of its assets is subject or result in the creation or imposition of any Security Interests on any assets of Primestar, which contravention, violation, conflict, breach, default, acceleration, termination, modification, cancellation, or loss of benefit would have a Primestar Material Adverse Effect.

          6.8  Capitalization of Newco.  Set forth on Exhibit A to the Roll-up
               -----------------------
MOU is the methodology by which the equity capitalization of Newco will be determined for purposes of the Roll-up.

          6.9  Financial Statements.  The financial statements included in
               --------------------
Section 6.9 of the Primestar Disclosure Schedule (collectively, the "Financial Statements") constitute: (a) audited financial statements of Primestar for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996, and (b) the unaudited financial statements of Primestar for the quarter ended March 31, 1997. The Financial Statements and all other financial statements prepared by Primestar after the date of this Agreement but prior to the Closing Date have been, and will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and will fairly present, in all material respects, the consolidated financial position and results of operations of Primestar at the dates thereof and for the periods then ended; provided, however, that the interim Financial Statements are subject to normal year-end adjustments (which Primestar believes will not be material) and that the interim Financial Statements in general may lack all or a portion of the necessary footnotes and other presentation items. Since January 1, 1994, there has been no change in Primestar's accounting policies, except as described in the notes to the Financial Statements.

          6.10 Absence of Certain Changes.  Since March 31, 1997 Primestar has
               --------------------------
conducted its business only in the ordinary course of business consistent with applicable past practice and there has not been any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Primestar Material Adverse Effect.

          6.11  Undisclosed Liabilities.  Except as set forth in Section 6.11 of
                -----------------------
the Primestar Disclosure Schedule, Primestar has no Liability except for (a) Liabilities set forth in the Financial Statements for the year ended December 31, 1996 or not required by GAAP to be set forth thereon, and (b) Liabilities which have arisen after December 31, 1996 in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law, or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand, that individually or in the aggregate have had or could reasonably be expected to have a Primestar Material Adverse Effect).

          6.12  Tax Matters.
                -----------

                (a) Primestar has timely filed all material Tax Returns required to be filed by it with the appropriate tax authorities, including, without limitation, all federal, foreign, state and local Tax Returns for all years and periods (and portions thereof) for which any such Tax Returns were due (taking into account any extensions). All such Tax Returns were correct and complete in all material respects. All Taxes owed by Primestar shown to be due on any Tax Return have been paid and discharged. There are no Security Interests on any of the assets of Primestar that arose in connection with any failure (or alleged failure) to pay any Tax when due.

                (b) Primestar has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party and complied in all material respects with all information reporting and backup withholding requirements.

                (c) Primestar is not a party to any tax allocation or tax sharing agreement.

                (d) The unpaid Taxes of Primestar (i) do not exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) contained in the Financial Statements for the fiscal year ended December 31, 1996 (other than the notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Primestar in filing its Tax Returns.

          6.13  Intellectual Property.  Primestar owns or has the right to use
                ---------------------
pursuant to license, sublicense, agreement, or permission all Intellectual Property currently used in connection with, or otherwise necessary for, the operation of the businesses of Primestar as presently conducted and as presently proposed to be conducted by Newco, except where the failure to so own or to have the right to use would not have a Primestar Material Adverse Effect. Except as set forth in Section 6.13 of the Primestar Disclosure Schedule, to the Knowledge of Primestar, Primestar has not infringed upon or misappropriated any Intellectual Property rights of third parties, and neither Primestar nor its general partner or partners has received any written charge, complaint, claim, or notice alleging any such infringement or misappropriation which remains unresolved. To the Knowledge of Primestar no third party has infringed upon or misappropriated any Intellectual Property rights of Primestar.

          6.14  Primestar Contracts.  Section 6.14 of the Primestar Disclosure
                -------------------
Schedule lists the following contracts, agreements and other written arrangements to which Primestar is a party (unless the disclosure of the existence of such contract, agreement or written arrangement is prohibited by the terms thereof without prior consent) (collectively, the "Primestar Contracts"):

                (a) any written agreement between Primestar and any of its Affiliates;

                (b) any written agreement under which the consequences of a default or termination are reasonably likely to have a Primestar Material Adverse Effect; and

                (c) any other written agreement (or group of related written arrangements) currently in effect or under which Primestar is currently obligated and involving more than $5,000,000 or not entered into in the ordinary course of business.

          Primestar has made available to the Transferors a correct and complete copy (or a fair summary on an aggregate basis) of each Primestar Contract. With respect to each Primestar Contract: (i) the agreement is a legal, valid, binding, enforceable, obligation of Primestar, and, to Primestar's Knowledge, the other parties thereto, and in full force and effect subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect on substantially identical terms following the Closing subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and (c) any termination provisions relating to such Primestar Contract other than termination provisions triggered by the consummation of the transactions contemplated hereby; (iii) Primestar is not and, to the Knowledge of Primestar, no other party is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under, the agreement, and which could reasonably be expected to result in a Primestar Material Adverse

Effect; and (iv) Primestar has not received any currently effective notice in writing to the effect that any party has canceled, terminated or repudiated any provision of the agreement. Primestar has no Knowledge that the validity of any Primestar Contract is being contested by any third person.

          6.15  Litigation.  To the Knowledge of Primestar, Section 6.15 of the
                ----------
Primestar Disclosure Schedule sets forth each instance in which Primestar is the subject of an investigation of any federal, state, local, or foreign jurisdiction or any agency thereof. None of the investigations set forth in
Section 6.15 of the Primestar Disclosure Schedule could reasonably be expected to result in a Primestar Material Adverse Effect. Except as set forth in Section
6.15 of the Primestar Disclosure Schedule, there are no claims, legal actions, counterclaims, suits, arbitrations or other legal, administrative or tax proceedings, nor any order, decree or judgment, in progress or pending, or, to the Knowledge of Primestar, threatened against Primestar or the business or operations of Primestar, which seek to enjoin or prohibit any action taken or to be taken by Primestar or as contemplated to be taken by Newco pursuant to or in connection with this Agreement or which would be reasonably expected to have a Primestar Material Adverse Effect. Except as set forth in Section 6.15 of the Primestar Disclosure Schedule, Primestar is not subject to any judgment, writ, order, injunction, award or decree by any court, arbitrator or governmental authority, including any administrative agency.

          6.16  Employee Benefits.  All Employee Benefit Plans that Primestar
                -----------------
maintains or to which it contributes for the benefit of any current or former employee of Primestar ("Primestar Plans") comply in form and operation in all material respects with the applicable requirements of ERISA and the Code and neither Primestar nor the Primestar Plans are liable for any material penalties or excise taxes with respect to such plans. The market value of assets under each Primestar Plan which is an Employee Pension Plan equals or exceeds the present value of liabilities thereunder (determined on a plan termination basis). To the Knowledge of Primestar, no Fiduciary has any Liability for breach of a fiduciary duty or for any act or any failure to act or comply in connection with the administration or investment of the assets of any Primestar Plan. No charge, complaint, action, suit, proceeding, hearing, and, to the Knowledge of Primestar, no investigation, claim, or demand with respect to the administration or the investment of the assets of any Primestar Plan (other than routine claims for benefits) is pending.

          6.17  Legal Compliance.  Except as set forth in Section 6.17 of the
                ----------------
Primestar Disclosure Schedule, Primestar has complied in all material respects with all laws (including, without limitation, Environmental Laws) , including any rules and regulations thereunder, of federal, state, local and foreign governments (and all agencies thereof) except for failures which could not, individually or in the aggregate, have a Primestar Material Adverse Effect or a material adverse effect on the consummation of the transactions contemplated by this Agreement, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Primestar alleging any failure to comply with any such law or regulation, which could reasonably be expected to result in a Primestar Material Adverse Effect.

          6.18  FCC Matters
                -----------

                (a) Section 6.18 of the Primestar Disclosure Schedule sets forth (i) a listing and brief description of all authorizations (including, without limitation, each permit, license, and special temporary authority ("STA")) from the FCC granted to or held by Primestar and the authorization from the FCC held by third parties covering the satellites and the programming uplink earth station facilities used or currently planned to be used by Primestar in connection with the U.S. Satellite Business operated by Primestar (the "Primestar FCC Licenses"), including the principal terms and conditions thereof and the expiration date and the deadline for any required application or other request for renewal or extension thereof; (ii) a description of all applications and petitions filed by or on behalf of Primestar with the FCC or the International Telecommunications Union ("ITU") since January 1, 1993, and of the current status thereof; (iii) a description of any failure by the FCC to renew any material permit or license granted to or held by Primestar or used in connection with the U.S. Satellite Business operated by Primestar; (iv) all material correspondence to Primestar from the FCC pertaining to the access by Primestar to C-, Ka- or Ku-band satellite capacity or facilities currently used or intended to be used in the operation of Primestar's business, whether or not such capacity or facilities are used pursuant to any permit, license or other authorization issued by the FCC; and (v) all satellite-related proceedings before the FCC (other than those affecting the DBS industry generally) in which Primestar is or has been a party since January 1, 1993. The Primestar FCC Licenses constitute the material licenses, permits and authorizations from the FCC that are required to be held by Primestar or any of its general or limited partners or others for the business and operations of Primestar as currently conducted. The rights under such Primestar FCC Licenses currently held or enjoyed by Primestar shall be made available to Newco in connection with the U.S. Satellite Business to be conducted by Newco following the Roll-up, subject to obtaining Regulatory Approvals and Primestar's obligation to complete the Dispositions. The Primestar FCC Licenses are in full force and effect through the dates set forth in Section 6.18 of the

Primestar Disclosure Schedule and are unimpaired by any materially adverse condition. Except as set forth in Section 6.18 of the Primestar Disclosure Schedule, no application, action or proceeding is pending for the renewal or modification of any of the Primestar FCC Licenses, and no application, complaint, action or proceeding is pending or, to the Knowledge of Primestar, threatened, that may result in the revocation, modification, non-renewal or suspension of any of the Primestar FCC Licenses or the imposition of any administrative or judicial sanction with respect to Primestar. Primestar has no Knowledge of any failure (whether or not known by or disclosed to the FCC or any other Person or entity) by Primestar or any of its general or limited partners to comply in all material respects with all applicable requirements of the Communications Act, and the published policies, rules, and regulations of the FCC (collectively, the "Regulatory Provisions") applicable to the U.S. Satellite Business of Primestar, and with the terms and conditions of all applicable Primestar FCC Licenses, including, but not limited to, any due diligence obligations or reporting requirements associated with any Primestar FCC License.

          (b) Except as set forth in Section 6.18(b) of the Primestar Disclosure Schedule, each satellite currently used or currently planned to be used by Primestar has been fully tested and determined to operate within all design specifications, and at all times since such launch has operated, and is operating, within such specifications and, except as set forth in Section 6.18(b) of the Primestar Disclosure Schedule, Primestar has not experienced any material operating problems with such satellite which have had, or could have, a material adverse effect on the service or life of such satellite. Except as set forth in Section 6.18(b) of the Primestar Disclosure Schedule, each satellite used by Primestar is operating in conformance with all applicable ITU Radio Regulations (including but not limited to Appendices 30 and 30A thereof) or, if not operating in conformance with such regulations, Primestar or the satellite licensee has taken or is in the process of taking all steps necessary to request modification of appropriate ITU regulations to conform to satellite operations, which steps are described in Section 6.18(b) of the Primestar Disclosure Schedule. To the extent modifications to ITU rules and regulations have been requested by or on behalf of Primestar, Primestar has no Knowledge that any such request is not likely to be granted in its current form.

          (c) Section 6.18 of the Primestar Disclosure Schedule sets forth a listing of all insurance policies in force associated with any satellite, earth station, microwave or other ancillary facility related to a Primestar FCC License. Each such insurance policy is in full force and effect, and the rights of the parties thereunder will not be affected in any material respect by the transactions contemplated by this Agreement.

          (d) Section 6.18 of the Primestar Disclosure Schedule sets forth a description of all non-FCC applications filed by Primestar with the United States government since January 1, 1993, relating to applications for technical data exchange licenses and satellite export licenses, and of the current status thereof. Primestar has no Knowledge that any such application is not likely to be granted in its current form. Primestar possesses adequate authorizations, which are in full force and effect, issued by other appropriate governmental agencies or bodies necessary for Primestar to possess in order to conduct the U.S. Satellite Business now operated by it.

          (e) Except as set forth on Section 6.18 of the Primestar Disclosure Schedule, no consent, approval, authorization, order or waiver of, or filing with, the FCC is required under the Regulatory Provisions to be obtained or made by Primestar in connection with the transactions contemplated by this Agreement, except such as may already have been obtained and made under the Regulatory Provisions and, except with respect to the transfer of the 110 Slot and the MCI FCC Licenses (as defined below). Except as set forth on Section 6.18 of the Primestar Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the agreements referred to herein in accordance with the provisions hereof and thereof do not and will not result in (i) the termination or revocation of any Primestar FCC License; (ii) any other material impairment of the rights of the holder of any Primestar FCC License; or (iii) the violation of any of the Regulatory Provisions.

          6.19  Brokers' Fees.  Primestar has no Liability or obligation to pay
                -------------
any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than Morgan Stanley & Co. Incorporated.

          6.20  Disclosure.  The representations and warranties contained in
                ----------
this Section 6 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6, in light of the circumstances in which made, not misleading.

     7.  Representations and Warranties of News, MCI and ASkyB.  Each of News
         -----------------------------------------------------
and ASkyB, jointly and severally (with respect to representations and warranties relating to News and ASkyB), and MCI, severally and not jointly (with respect to representations and warranties relating to MCI), represents as follows:

         7.1  Representations and Warranties True, Correct and Complete.  Each
              ---------------------------------------------------------
of News, MCI and ASkyB represents and warrants to Primestar that the statements contained in this Section 7 are true, correct and complete as of the date of this Agreement, except as disclosed in a document referring specifically to the representations and warranties in this
Section 7 which has been delivered by ASkyB to Primestar on or prior to the date hereof (the "ASkyB Disclosure Schedule"). Nothing in the ASkyB Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the ASkyB Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in one section as an exception to a representation or warranty shall not be deemed to disclose an exception to a representation or warranty made in another section unless so specifically stated in such second section. The ASkyB Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section.

          7.2  Organization of News, MCI and ASkyB.  News is a corporation duly
               -----------------------------------
organized under the laws of the State of South Australia, Australia. MCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ASkyB is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

          7.3  Power and Authority of News, MCI and ASkyB.  Each of the
               ------------------------------------------
Transferors has all requisite power and authority (including all requisite corporate power and authority) and all governmental licenses, authorizations, consents and approvals required to conduct its business as currently conducted, to own, lease and operate its properties as now conducted, and to execute and deliver this Agreement, including any additional documents contemplated by this Agreement, and to perform its obligations hereunder.

          7.4  Organizational Documents.  ASkyB has delivered to Primestar true
               ------------------------
and complete copies of the certificate of incorporation and bylaws, or equivalent organizational documents, of ASkyB as currently in effect. ASkyB is not in violation of any provision of its certificate of incorporation, by-laws or equivalent organizational documents.

          7.5  Corporate Authorization.  The execution, delivery and performance
               -----------------------
by each of News, MCI and ASkyB of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of each of News, MCI and ASkyB. This Agreement, including any additional documents contemplated by this Agreement, constitutes (or, when executed, will constitute) the valid and legally binding obligation of each of News, MCI and ASkyB, enforceable against each of News, MCI and ASkyB in accordance with each document's respective terms and conditions, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          7.6  Governmental Authorization.  The execution, delivery and
               --------------------------
performance by each of News, MCI and ASkyB of this Agreement and the consummation of the transactions contemplated hereby do not require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority, except for (a) compliance with any applicable requirements of the Hart-Scott-Rodino Act, (b) approval by the FCC of the transactions contemplated hereby and (c) where failure to obtain such consents, approvals, authorizations and permits, or to make such filings or notifications, would not prevent or delay in any material respect the consummation of the transactions contemplated hereby or otherwise prevent News, MCI or ASkyB from performing their respective obligations under this Agreement in all material respects, and would not, individually or in the aggregate, have a material adverse effect on the use by or benefit to Newco of any of the Transferred Assets (a "Transferred Asset Material Adverse Effect").

          7.7  Noncontravention.  The execution, delivery and performance of
               ----------------
this Agreement by the Transferors do not, and the consummation of the transactions contemplated hereby will not, (a) contravene or conflict with the certificate of incorporation, by-laws or other organizational or charter documents of News, MCI or ASkyB, (b) assuming compliance with the matters referred to in Section 7.6 above, contravene, conflict with or constitute a violation of any provision of any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court binding upon or applicable to News, MCI or ASkyB, or any of their respective properties or assets; or (c) subject to receipt of the consents set forth on Section 7.7 of the ASkyB Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice or give rise to a loss of any benefit under, any of the Transferred Assets or any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which News, MCI or ASkyB is a party or by which any of them is bound or to which any of their respective assets is subject or result in the creation or imposition of any Security Interest on any assets of News, MCI or ASkyB (including any of the Transferred Assets).

          7.8  Contracts.  ASkyB has delivered to Primestar correct and complete
               ---------
copies of each of the Contracts. The amounts designated on Schedule A as "Paid to Date" are the amounts expended under the Contracts up to April 30, 1997 (and such amounts have been paid by the Transferors), respectively, and the amounts designated in Schedule A as "Remaining Commitments" are the remaining commitments under the Contracts, respectively, on a cumulative basis from April 30, 1997, through the Closing Date, and, on the Closing Date, the remaining commitments under each Contract shall not exceed the remainder of (a) the amount shown on Schedule A as the Remaining Commitment with respect to such Contract, minus (b) the aggregate amount expended in respect of such Contract on a cumulative basis from April 30, 1997 through the Closing Date. The aggregate amount to be expended in respect of all of the Contracts as a whole between September 30, 1997 and the Closing Date shall not exceed the aggregate amount indicated on Section 7.8-A of the ASkyB Disclosure Schedule as the scheduled amounts remaining to be paid under such Contracts for such period based upon the assumptions set forth therein. Each of News, MCI and ASkyB has complied with and performed in all material respects all of its obligations required to be performed under each of the Contracts to which it is a party. Except as set forth in Section 7.8 of the ASkyB Disclosure Schedule, each Contract is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the applicable Transferor, and, to such Transferor's Knowledge, each of the other parties thereto, enforceable against such parties in accordance with the terms thereof and, subject to receipt of the consents set forth in Section 7.7 of the ASkyB Disclosure Schedule, will be enforceable by Newco after the Closing, subject to (x) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally, and (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Subject to receipt of the consents set forth in Section 7.7 of the ASkyB Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have not resulted and will not result in a breach or default under, or permit any party to modify any obligation under, or cause or permit any termination, cancellation or loss of benefits under, any of the Contracts. None of News, MCI or ASkyB is in breach or default in any material respect under any Contract to which it is a party and no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a breach or default under any Contract in any material respect or permit termination, modification or acceleration under any Contract. None of News, MCI or ASkyB has received written notice canceling, terminating or repudiating or exercising any option under any of the Contracts to which it is a party and none of News, MCI or ASkyB has any Knowledge that any party has failed to comply with or perform all of its obligations required to be performed under any of the Contracts or that an event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a breach or default by such party thereunder. None of News, MCI or ASkyB has any Knowledge that the validity of any of the Contracts to which it is a party is being contested by a third party.

          7.9  Intellectual Property.  Each of News, MCI and ASkyB owns or has
               ---------------------
the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property currently used in connection with the operation of the Transferred Assets, as currently proposed to be operated by Newco following the Closing, all of which is identified in Section 7.9 of the ASkyB Disclosure Schedule and included in the Transferred Assets.

          7.10  Litigation.  To the Knowledge of News, MCI and ASkyB, Section
                ----------
7.10 of the ASkyB Disclosure Schedule sets forth each instance in which any of News, MCI or ASkyB is the subject of an investigation of any federal, state, local or foreign jurisdiction or any agency thereof, which could reasonably be expected to affect the Transferred Assets. None of the investigations set forth in Section 7.10 of the ASkyB Disclosure Schedule could reasonably be expected to have a Transferred Asset Material Adverse Effect. Except as set forth in
Section 7.10 of the ASkyB Disclosure Schedule, there are no claims, legal actions, counterclaims, suits, arbitration or other legal, administrative or tax proceedings, nor any order, decree or judgment, in progress or pending, or to the Knowledge of any of News, MCI or ASkyB, threatened, against any of News, MCI or ASkyB, the Transferred Assets or the business or operations of ASkyB, which seeks to enjoin or prohibit any action taken or to be taken by News, MCI or ASkyB pursuant to or in connection with this Agreement or which could be reasonably expected to have a Transferred Asset Material Adverse Effect. Except as set forth in Section 7.10 of the ASkyB Disclosure Schedule, none of News, MCI or ASkyB or any of the Transferred Assets is subject to any judgment, writ, order, injunction, award or decree by any court, arbitrator or governmental authority, including any administrative agency.

          7.11  Legal Compliance.  Each of News, MCI and ASkyB has complied in
                ----------------
all material respects, and the Transferred Assets, including the operations thereof, are in compliance in all material respects with all laws (including, without limitation, Environmental Laws), including any rules and regulations thereunder, of federal, state, local and foreign governments (and all agencies thereof) except for failures which could not, individually or in the aggregate, with or without notice or lapse of time, have a Transferred Asset Material Adverse Effect or a material adverse effect on the consummation of the transactions contemplated by this Agreement, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of News, MCI or ASkyB alleging any failure to comply with any such law or regulation.

          7.12  FCC Matters.  MCI hereby represents and warrants that:
                -----------

                (a) MCI has delivered to Primestar true and complete copies of all of the MCI FCC Licenses. The MCI FCC Licenses are in full force and effect and are unimpaired by any materially adverse condition. To MCI's Knowledge, no Transferor other than MCI holds any FCC Licenses with respect to the U.S. Satellite Business contemplated to be operated by MCI, News and ASkyB. MCI has delivered to Primestar true and complete copies of all material correspondence from the FCC or the Executive Branch of the federal government to MCI relating to the MCI FCC Licenses, received by MCI subsequent to the auction of the 110 Slot. Except as set forth in Section 7.12(a) of the ASkyB Disclosure Schedule, no application, action or proceeding is pending for the renewal or modification of any of such MCI FCC Licenses, and no application, complaint, action or proceeding is pending or, to the Knowledge of MCI, threatened, that may result in the revocation, modification, non-renewal or suspension of any of such licenses or the imposition of any administrative or judicial sanction with respect to MCI. MCI has no Knowledge of any failure of MCI to comply (whether or not known by or disclosed to the FCC or any other Person or entity) in all material respects with all applicable Regulatory Provisions, and with the terms and conditions of all applicable MCI FCC Licenses, including but not limited to, any due diligence obligations or reporting requirements associated with any MCI

FCC License. Neither ASkyB nor News holds any FCC License in connection with the U.S. Satellite Business.

                (b) Section 7.12(b) of the ASkyB Disclosure Schedule sets forth a listing of all insurance policies in force associated with any satellite or other facility related to the U.S. Satellite Business contemplated to be operated by News, MCI and ASkyB. Each such insurance policy is in full force and effect, and the rights of the parties thereunder will not be affected in any material respect by the transactions contemplated by this Agreement.

                (c) MCI has delivered to Primestar true and complete copies of all non-FCC applications filed by MCI with the United States government since January 1, 1993 relating to the U.S. Satellite Business, including, without limitation, all applications for technical data exchange licenses and satellite export licenses, and of the current status thereof. Neither MCI nor any of its directors or officers has any Knowledge that any such application is not likely to be granted in its current form.

                (d) Except as contemplated by Section 8.2 hereof, no consent, approval, authorization, order or waiver of, or filing with, the FCC is required under the Regulatory Provisions to be obtained or made by MCI in connection with the transactions contemplated by this Agreement, except such as may already have been obtained and made under the Regulatory Provisions. The consummation of the transactions contemplated by this Agreement and by the agreements referred to herein in accordance with the provisions hereof and thereof do not and will not result in (i) the termination or revocation of any FCC authorization currently held by MCI for use in connection with the U.S. Satellite Business; (ii) any other material impairment of the rights of the holder of any such authorization; or
(iii) the violation of any of the Regulatory Provisions.

                (e) MCI has made aggregate payments to the United States in the amount of $682,500,000 with respect to the 110 Slot, which is the entire auction price payable to the United States or any department or instrumentality thereof with respect to the 110 Slot.

          7.13  Transferred Assets.  No Person other than the Transferors and
                ------------------
their respective Affiliates has any right, title or interest in, or with respect to, the 110 Slot and the rights being transferred by MCI hereunder with regard to the 110 Slot constitute all of the rights, including contractual rights, held by the Transferors and their respective Affiliates with regard to the 110 Slot. Any rights of News or ASkyB or any of their Affiliates relating to the 110 Slot are either included in the Transferred Assets or will be terminated prior to the Closing. The Contracts include all of the contracts, agreements, understandings, rights and arrangements of any of the Transferors with respect to the satellites referred to in the Contract described in part A.1. of Schedule A (i.e., the Loral Satellites).

          7.14  Brokers' Fees.  None of News, MCI or ASkyB has any Liability or
                -------------
obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

          7.15  Disclosure.  The representations and warranties contained in
                ----------
this Section 7 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 7, in light of the circumstances in which made, not misleading.

     8.  Further Agreements of the Parties.
         ---------------------------------

         8.1  Bundling.  Newco and MCI hereby agree that, following the
              --------
Closing, MCI shall have the non-exclusive right to bundle the Primestar DBS Service with MCI's telephony service offerings, on mutually agreeable terms.

         8.2  Assignment of 110 Slot.  Upon execution of this Agreement, MCI
              ----------------------
and Primestar shall expeditiously seek FCC Approval of the assignment of the 110 Slot to Newco or its designee. Each of the Transferors, Primestar and Newco shall take all steps necessary, including the implementation of an Acceptable Alternative Arrangement, to obtain such FCC Approval; provided, however, that nothing contained in this Agreement shall create any obligation on the part of Newco or Primestar to accept (as a condition to receipt of such FCC Approval or otherwise): (i) any restriction on the right of Newco or Primestar to operate the 110 Slot, including, without limitation, the right to use all 28 transponder frequencies authorized thereunder to provide high-powered DBS services, other than any such restrictions generally imposed on operators of high-powered DBS services by applicable Regulatory Provisions and restrictions of the types generally and customarily imposed by the FCC on operators of high-powered DBS services and such other restrictions which, individually or in the aggregate, are not material; (ii) any change in the management or ownership (other than by the Transferors) of Newco or Primestar, or in any voting or other rights of, or arrangements among, its equity holders from that set forth in the Roll-up MOU, other than such changes which, individually or in the aggregate, do not materially affect the management or ownership rights of any equity holder or partner of Newco or Primestar or any Affiliate thereof (other than the Transferors); or (iii) a requirement that Newco or Primestar dispose of the medium-powered DBS business currently operated by Primestar or any restriction on the right of Newco or Primestar to operate the medium-powered DBS business currently operated by Primestar, other than such restrictions generally imposed on operators of medium-powered DBS services by applicable Regulatory Provisions and restrictions of the types generally and customarily imposed by the FCC on operators of medium-powered DBS services and such other restrictions which, individually or in the aggregate, are not material. Anything contained herein to the contrary notwithstanding, to the maximum extent allowable under the Communications Act and Regulatory Provisions, even if the parties implement an Acceptable Alternative Arrangement in lieu of transferring the 110 Slot to Newco or its designee, Newco shall have the continuing right and option, exercisable in its sole discretion and at no further cost to Newco, to require the Transferors to immediately assign (or cause the owner thereof to assign) the 110 Slot to Newco or any designee of Newco, upon receipt of FCC Approval with respect to such assignment, in which case the Acceptable Alternative Arrangement shall be canceled concurrently with the effectiveness of such assignment.

         8.3  Non-Competition.  For the period beginning on the Closing Date
              ---------------
and ending on the tenth anniversary of the Closing Date, none of News, ASkyB or any of their respective Affiliates shall (i) engage directly or indirectly in any U.S. Satellite Business, (ii) directly and actively participate or assist in the conduct of any U.S. Satellite Business by any other Person or group of Persons (other than Newco) by means of any management, advisory, operating or similar agreement or arrangement or joint venture, or (iii) have any direct, or, through an Affiliate, any indirect ownership interest or other investment in any Person or group of Persons (other than Newco) engaged in any U.S. Satellite Business, as a securityholder, partner, joint venturer or otherwise; provided, however, that the foregoing shall not prohibit News or ASkyB or their respective Affiliates from (x) acquiring or holding for investment purposes less than 5% of any class or series of equity or debt securities of any entity, which class or series is registered under Section 12 of the Securities Exchange Act and listed for trading on the New York Stock Exchange, the American Stock Exchange or The Nasdaq Stock Market, even if such entity is engaged in the U.S. Satellite Business, (y) owning a non-Controlling interest in ECC for a period of five years following the Closing Date, or (z) engaging in a U.S. Satellite Business which is directed to a non-English speaking audience and containing programming, 90% of which is conducted 90% of the time via a language other than English; and provided, further, that the foregoing shall in no way restrict (xx) News or any of its Affiliates from providing programming of any kind to any U.S. Satellite Business or (yy) the operations of the business of News Digital Systems plc and its subsidiaries as conducted on the date hereof.

          News hereby represents and warrants that the business of News Digital Systems plc and its subsidiaries as conducted on the date hereof is as follows:
News Digital Systems plc ("News Digital Systems"), together with its three principal operating subsidiaries, NDS Limited ("NDS Ltd"), News Datacom Limited ("News Datacom") and DigiMedia Vision Limited ("DMV" and, together with News Digital Systems, NDS Ltd and News Datacom, the "News Digital Systems Group") provides end-to-end digital broadcasting system design and integration services, conditional access systems, digital compression systems and subscription management systems. Each of NDS Ltd, News Datacom and DMV has operating control over specific product lines and service activities. NDS Ltd provides systems integration and support services for broadcasters. News Datacom designs, manufactures and supports analog and digital conditional access systems and encryption technologies for use primarily in pay television services which use "smart cards" as the replaceable security device (a smart card is a plastic card carrying an embedded computer chip that implements the secure management and delivery of decryption keys necessary to descramble pay television channels and thereby enable and disable viewing according to whether the subscriber is authorized to receive a particular service). DMV designs, manufactures and supports digital video compression, transmission and receiving products for broadcasters which engage in digital distribution and transmission of video, audio and data services via cable, satellite and terrestrial means.

          Each of News and ASkyB acknowledges that a breach of the provisions of this Section 8.3 would cause irreparable harm to Newco and that money damages would not provide an adequate remedy to Newco. Each of News and ASkyB agrees that Newco shall have the right to have the provisions of this Section 8.3 specifically enforced in a court of competent jurisdiction. Each of News and ASkyB acknowledges and agrees that the provisions of this Section 8.3 are reasonable and valid in geographical and temporal scope and in all other respects. It is the intention of the parties that if any of the restrictions contained herein are held to cover a geographic area or to be for a length of time which is not permitted by applicable law, such provision shall not be construed to be null and void, but rather shall be interpreted or reformed to provide for the maximum enforceable geographic area or time period (not greater than those set forth herein) as shall be enforceable under such applicable law, and the remainder of the provisions hereof shall not thereby be affected and shall be given full force and effect.

         8.4  110 Slot Litigation.  Each of Primestar and its general and
              -------------------
limited partners and Newco agrees to discontinue, and, in the case of Newco, to cause its shareholders, to discontinue, with prejudice, as of the Closing Date, any actions brought by any of them, to the extent that any such action directly relates to the 110 Slot. In connection with the application to the FCC to transfer of the 110 Slot, Primestar will advise the FCC in writing that the concerns raised in its application for review and petition to deny would be rendered moot by the FCC's approval of the assignment of the license for the 110 Slot to Primestar.

         8.5  Conduct of Business.  During the period between the execution
              -------------------
hereof and the Closing Date, except to the extent necessary to effect the Roll-up, or any other transaction contemplated hereby: (a) Primestar shall conduct its business in a regular manner and use commercially reasonable efforts, in the ordinary course of business, (i) to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with Primestar, (ii) to keep available the services and goodwill of its present employees, and (iii) to perform and observe all the terms, covenants and conditions required to be performed and observed by it under its contracts in each case except to the extent that a failure to do so would not result in a Primestar Material Adverse Effect; provided, however, that Primestar shall cause the disposition of all rights of Primestar and any of its general or limited partners under the FCC authorizations issued to Tempo Satellite, Inc. with respect to 11 DBS transponder channels at the 119 (Degrees) West Longitude orbital slot (the "Tempo FCC License"), including the rights of Primestar to use the capacity thereof (the "119 Capacity"); (b) each of the Transferors shall conduct its business with respect to the Transferred Assets in a regular manner and use commercially reasonable efforts, in the ordinary course of business, (i) to preserve the goodwill of its suppliers and others having business relations with such Transferor with respect to any Transferred Assets, and (ii) to perform and observe all the terms, covenants and conditions required to be performed and observed by it under its Contracts and all FCC and other governmental permits, licenses and authorizations with respect to the Transferred Assets, in each case except to the extent that a failure to do so would not result in a Transferred Asset Material Adverse Effect; and (c) Primestar shall cause the disposition (the "Dispositions") of all rights of Primestar and any of its general or limited partners under the FCC authorizations issued to Tempo Satellite, Inc. with respect to 11 DBS transponder channels at the 119 (Degrees) West Longitude orbital slot (the "Tempo FCC License"), including the rights of Primestar to use the capacity thereof (the "119 Capacity") on or prior to the date which is 18 months following the Closing Date or such earlier date on or after the Closing Date as is required by the FCC. As soon as practicable following the date of this Agreement, the parties shall endeavor to determine whether and when the Dispositions shall be required as a condition to obtaining any Regulatory Approval. In the event that any Regulatory Approval is conditioned upon the consummation of the Dispositions concurrently with the assignment of the MCI FCC Licenses hereunder, then Primestar will use commercially reasonable efforts to ensure that the Dispositions shall occur not later than four months after the date on which the conditions set forth in Section 9.1 are satisfied (it being agreed that if consummation of the Dispositions is the only condition precedent to satisfaction of Section 9.1(f), then Section 9.1(f) will be deemed to have been satisfied for purposes of determining such date). Notwithstanding any other provision of this Agreement (including Sections 8.2 and 8.6), so long as Primestar complies with its obligation to consummate the Dispositions as set forth above, the manner in which Primestar effects such Dispositions, including the terms of any such transfer and the identity of any transferee shall be determined in the sole discretion of Primestar. If it comes to ASkyB's attention that any events or circumstances regarding the Transferred Assets require the taking of any action to preserve the value and utility of the Transferred Assets, ASkyB will
(i) promptly notify Primestar of such events or circumstances and of any potential responses to such events and circumstances of which ASkyB is aware and
(ii) take such actions as shall be mutually agreed by Primestar and ASkyB as being reasonably required to preserve such value and utility; provided, that if Primestar and ASkyB shall not so agree but Primestar shall nonetheless request that ASkyB take a specified action in respect of the foregoing, then, subject to applicable requirements of law, ASkyB shall take such action, all at the sole risk and expense of Primestar (but without limitation or qualification of any representations and warranties of the Transferors herein, except that if the taking of an action pursuant to the foregoing proviso would violate a representation or warranty herein, such violation shall be deemed waived).

         8.6  Consents; Hart-Scott-Rodino.  Each of News, MCI, ASkyB and
              ---------------------------
Primestar shall use its respective commercially reasonable efforts to obtain at the earliest practicable date the respective consents set forth in Section 6.14 of the Primestar Disclosure Schedule and Section 7.7 of the ASkyB Disclosure Schedule, and each of News, MCI, ASkyB and Primestar, with the cooperation of one another, shall use commercially reasonable efforts to obtain all approvals from regulatory authorities (collectively, "Regulatory Approvals"), including, without limitation, the FCC, the Department of Justice ("DOJ") and the Federal Trade Commission (the "FTC"), necessary to consummate the transactions contemplated hereby. In the event that all or any of the Regulatory Approvals are not received, each of News, MCI, ASkyB and Primestar shall cooperate in good faith and take all commercially reasonable steps to restructure the transactions contemplated hereby in such a way so that Regulatory Approvals are received;

provided, that the economic costs and risks of any such restructuring shall be borne 100% by the Transferors. Nothing contained in this Agreement shall create any obligation on the part of Newco or Primestar to accept (as a condition to receipt of Regulatory Approvals or otherwise): (i) any restriction on the right of Newco or Primestar to operate the 110 Slot, including, without limitation, the right to use all 28 transponder frequencies authorized thereunder to provide high-powered DBS services, other than any such restrictions generally imposed on operators of high-powered DBS services by applicable Regulatory Provisions and restrictions of the types generally and customarily imposed by the FCC on operators of high-powered DBS services and such other restrictions which, individually or in the aggregate, are not material; (ii) any change in the management or ownership (other than by the Transferors) of Newco or Primestar, or in any voting or other rights of, or arrangements among, its equity holders from that set forth in the Roll-up MOU, other than such changes which, individually or in the aggregate, do not materially affect the management or ownership rights of any equity holder or partner of Newco or Primestar or any Affiliate thereof (other than the Transferors); or (iii) a requirement that Newco or Primestar dispose of the medium-powered DBS business currently operated by Primestar or any restriction on the right of Newco or Primestar to operate the medium-powered DBS business currently operated by Primestar, other than such restrictions generally imposed on operators of medium-powered DBS services by applicable Regulatory Provisions and restrictions of the types generally and customarily imposed by the FCC on operators of medium-powered DBS services and such other restrictions which, individually or in the aggregate, are not material. Notwithstanding the foregoing, this Agreement shall not constitute an agreement by the Transferors to assign any Contract if the assignment or attempted assignment thereof would constitute a breach or default thereof or would in any way adversely affect the rights of the Transferors thereunder or the rights of Newco to enjoy the benefits thereof, unless and until such consent is obtained. If any such consent shall not have been obtained by the Closing Date, the Transferors shall cooperate with Newco in any reasonable arrangement designed to provide Newco with the benefits under such Contract to the same extent as if Newco were the contracting party. Newco shall assume the burdens of any such Contract to the extent that any such benefits thereunder are so provided to Newco.

         8.7  Transfer Taxes.  Any sales or other transfer taxes resulting from
              --------------
the transfer of the Transferred Assets shall be borne equally by ASkyB, on the one hand, and Newco, on the other hand.

         8.8  Assumption Agreement.  Upon the formation of Newco, Primestar
              --------------------
will cause Newco to enter into an assumption agreement among the parties hereto and Newco (the "Newco Assumption Agreement") whereby Newco shall assume the rights and obligations of Primestar under this Agreement. Primestar shall cause the execution of such assumption agreement concurrently with the consummation of the Roll-up. Such assumption agreement shall contain representations and warranties of Newco substantially similar to the representations and warranties made by Primestar in Section 6 hereof, including, without limitation, representations with regard to capitalization (which shall be consistent with the capitalization of Newco and Primestar as contemplated upon consummation of the Roll-up as set forth in the Roll-up MOU), financial statements and liabilities.

         8.9  Further Assurances.  Each of News, MCI, ASkyB and Primestar shall
              ------------------
cooperate and use commercially reasonable efforts to cause all conditions to the Closing hereunder to be satisfied as promptly as practicable. From and after the Closing, the Transferors, on the one hand, and Newco, on the other hand, agree to execute and deliver such further documents and instruments and to do such other acts and things as Newco or the Transferors, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement. In the event any such party shall be involved in litigation, threatened litigation or government inquiries with respect to a matter involving any of the Transferors, or Newco or their respective shareholders or members, relating to the transactions contemplated by this Agreement, the other such parties shall also make available to such first party, at reasonable times and subject to the reasonable requirements of its or his own business, such information relevant to such matters as is in its or his possession; provided such first party shall reimburse the providing party for its or his reasonable costs for employee time incurred in connection therewith if more than one business day is required; and provided, further, that such information is not privileged or otherwise legally protected from disclosure.

         8.10  Access to Records and Properties.  From the date of this
               --------------------------------
Agreement through the Closing, each of the Transferors, on the one hand, and Primestar, on the other hand, shall afford to the other party and its representatives free and full access at all reasonable times to the properties, personnel, books and records of such first party (such access not to unreasonably interfere with the business of such party) in order that the other party may have full opportunity to make such investigations as it may reasonably desire to make of all matters relating to the transactions contemplated hereunder. Notwithstanding the foregoing, Primestar shall not be obligated to disclose any information that is competitively or strategically sensitive, and if Primestar shall determine to withhold any information on such grounds, a reasonable summary of the portions thereof that are not competitively or strategically sensitive shall be provided to the party requesting such information pursuant to this
Section 8.10. Any information provided pursuant to this Section 8.10 shall be kept confidential by the Transferors and Primestar, as applicable, and shall not be revealed to any person or entity other than the respective officers, directors, employees, agents and representatives of such parties (it being agreed that the Transferors on the one hand, and Primestar on the other hand, shall be liable for any breach of this Section 8.10 by any of their respective officers, directors, employees, agents and representatives), except to the extent such information (i) is or becomes generally available to the public (other than as a result of a breach of this Section 8.10 by the recipient of such information) or (ii) is required to be disclosed under any applicable law or under subpoena or other legal process. No such investigation shall diminish in any respect any of the representations or warranties of the parties hereunder.

         8.11  Contribution of 110 Slot License.  At the Closing, but prior to
               --------------------------------
the issuance of Newco Preferred Stock to ASkyB hereunder, Newco shall transfer its rights to all licenses relating to the 110 Slot to a subsidiary of Newco upon obtaining FCC Approval for such transfer.

         8.12  Cooperation of Parties.  Each general and limited partner of
               ----------------------
Primestar, severally and not jointly, hereby agrees to cooperate with Primestar and Newco in connection with Primestar's efforts to make filings and obtain consents pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no general or limited partner of Primestar shall be obligated to agree to any restriction, limitation, condition or other obligation or requirement relating to the business or assets of such partner or any Affiliate of such partner (other than the business or assets of Primestar, to the extent expressly provided for herein), or relating to the ownership or management of such partner or Affiliate or the rights of any equity holders of such partner or Affiliate or any arrangement between them, nor shall any Regulatory Approval hereunder be conditioned upon any such agreement.

         8.13  MCI Licenses.  MCI shall take all actions necessary to keep the
               ------------
MCI FCC Licenses in full force and effect until the Closing Date.

         8.14  Carriage Agreement.  During the period from the date hereof
               ------------------
until the Closing Date, Primestar and News shall negotiate in good faith to endeavor to reach agreement on terms of a carriage agreement between Newco and FX Networks, LLC, Fox News Network, LLC, Fox Sports Direct, LLC and the Family Channel, a division of International Family Entertainment, Inc. relating to carriage of such networks on the Primestar DBS Service, which agreement shall include the terms set forth in the term sheet attached as Exhibit IV hereto.

     9.  Conditions to Closing.
         ---------------------

         9.1  Conditions Precedent to Obligations of Newco.  The obligations of
              --------------------------------------------
Newco to consummate the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Newco):

              (a) all representations and warranties of the Transferors made herein shall, in each case, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, in each case, at and as of the date of this Agreement and on the Closing Date, with the same effect as though those representations and warranties had been made at and as of the Closing Date;

              (b) the Transferors shall not have breached or failed to perform any material obligations and covenants required by this Agreement to be performed or complied with by any such party prior to or at the Closing;

              (c) Newco shall have been furnished with a certificate from each Transferor, dated the Closing Date and in form and substance reasonably satisfactory to Newco, executed by an executive officer of each Transferor, certifying to the fulfillment of the conditions specified in Sections 9.1(a) and 9.1(b) hereof;

              (d) there shall be no statute, law, judgment, decree, injunction, rule or order of any federal, state, local or foreign government, governmental authority, governmental department, commission, administrative or regulatory agency, instrumentality, court or arbitrator ("Governmental Entities") outstanding that prohibits, restricts or delays consummation of the transactions contemplated by this Agreement and there shall not be pending any suit, action or proceeding by any Governmental Entity in which the relief sought would (i) have any such effect or (ii) have any of the effects described in the third sentence of Section 8.6.

              (e) all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign, necessary for the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained;

              (f) either (i) FCC Approval with respect to the grant of the license for the 110 Slot to MCI and assignment of such license to Newco or its designee shall have been obtained or (ii) an Acceptable Alternative Arrangement shall have been implemented;

              (g) the Transferors shall have obtained all necessary third party consents for the assignment of the Contracts or, in the absence of any required consent, Newco shall have been provided with the benefits of each such Contract to the same extent as if Newco were the contracting party;

              (h) Newco shall have received a copy of resolutions adopted by the Board of Directors of each Transferor authorizing the execution, delivery and performance of this Agreement by each such Transferor, and a certificate of the Secretary or an Assistant Secretary of each Transferor, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect, without amendment or modification, at such date and setting forth the incumbency of each person executing this Agreement or any other document delivered pursuant to this Agreement on behalf of each Transferor;

              (i) Newco shall have received from counsel to ASkyB and News and counsel to MCI opinions (including of FCC counsel), dated the Closing Date, in form and substance reasonably satisfactory to Newco;

              (j) each Transferor shall have executed and delivered to Newco an Assignment of Contracts in form and substance reasonably satisfactory to Newco; and

              (k) subject to Section 5 hereof, all conditions with regard to the consummation of the Roll-up shall have been satisfied or waived by the beneficiary of such conditions.

          9.2  Conditions Precedent to Obligations of Transferors.  The
               --------------------------------------------------
obligations of the Transferors to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Transferors):

               (a) all representations and warranties of Primestar to the Transferors and all representations and warranties of Newco contained in the Newco Assumption Agreement shall, in each case, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, in each case, at and as of the date of this Agreement and on the Closing Date with the same effect as though those representations and warranties had been made at and as of the Closing Date;

               (b) none of Primestar, its general or limited partners or Newco shall have breached or failed to perform any material obligations or covenants required by this Agreement to be performed or complied with by such party, prior to or at the Closing;

               (c) the Transferors shall have been furnished with certificates, dated the Closing Date and in form and substance reasonably satisfactory to the Transferors, executed by a duly authorized officer or representative of Primestar or an executive officer of Newco, certifying to the fulfillment of the conditions specified in Sections 9.2(a) and 9.2(b) hereof;

               (d) there shall be no statute, law, judgment, decree, injunction, rule or order of any Governmental Entity which prohibits, restricts or delays consummation of the transactions contemplated by this Agreement;

               (e) all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign, necessary for the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained;

               (f) the Transferors shall have received a copy of resolutions adopted by (i) the Partners Committee of Primestar authorizing the execution, delivery and performance of this Agreement and the Newco Assumption Agreement by Primestar, and (ii) the Board of Directors of Newco authorizing the execution, delivery and performance of the Newco Assumption Agreement by Newco, and certificates of the Secretary or an Assistant Secretary of each of Primestar and Newco, and dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement and the Newco Assumption Agreement, or any other documents delivered pursuant to this Agreement on behalf of Primestar or Newco, as the case may be;

               (g) the Newco Assumption Agreement shall have been executed and delivered to the Transferors;

               (h) the Transferors shall have received from counsel to Primestar and Newco opinions, dated the Closing Date, in form reasonably satisfactory to the Transferors;

               (i) Newco shall have entered into a Registration Rights Agreement with ASkyB, on the terms set forth in Exhibit V;

               (j) Newco shall have executed and delivered to the Transferors an instrument whereby it assumes the Assumed Liabilities in form and substance reasonably acceptable to the Transferors; and

               (k) subject to Section 5 hereof, all conditions with regard to the consummation of the Roll-up shall have been satisfied or waived.

     10.  Indemnification.
          ---------------

          10.1  Indemnification by News, ASkyB and MCI.  News and ASkyB, jointly
                --------------------------------------
and severally, and MCI, severally and not jointly, shall indemnify Newco, Primestar and their respective partners, shareholders, officers, directors, employees, agents and affiliates (the "Newco Indemnified Parties") and hold each of them harmless at all times from and after the Closing Date against and in respect of any and all judgments, costs, damages, losses, liabilities, taxes and deficiencies and penalties and interest thereon, including reasonable attorneys' fees (collectively, "Losses") incurred by the Newco Indemnified Parties as a result of (a) any breach of a representation, warranty, covenant or agreement of the Transferors made hereunder and (b) the Retained Liabilities; provided, that "Losses" shall not include any amounts which are indemnifiable under the Indemnification Agreement dated the date of this Agreement between News and the entities defined herein as the Primestar Parties (the "ECC Indemnification Agreement").

          10.2  Indemnification by Primestar and Newco.  Newco (or, if the Roll-
                --------------------------------------
up is not consummated, but Primestar acquires the Transferred Assets in accordance with Section 5 hereof, Primestar) shall indemnify News, MCI and ASkyB and their respective shareholders, officers, directors, employees, agents and affiliates (the "Transferor Indemnified Parties") and hold each of them harmless at all times from and after the Closing Date against and in respect of any Losses incurred by the Transferor Indemnified Parties as a result of (a) any breach of a representation, warranty, covenant or agreement of Primestar or Newco made hereunder, or (b) nonfulfillment by Newco of its obligations with respect to the Assumed Liabilities.

          10.3  Survival Periods.  All representations and warranties of the
                ----------------
parties contained in this Agreement shall survive for a period of one year following the Closing Date.

          10.4  Notice to the Indemnitor.  Promptly after the occurrence of any
                ------------------------
event which may give rise to a claim for indemnification under this Section 10, the party entitled to indemnification (the "Indemnified Party") shall notify the indemnifying party (the "Indemnitor") in writing of such claim (the "Claims Notice"). The Claims Notice shall describe the asserted liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. Failure by the Indemnified Party to give a Claims Notice to the Indemnitor in accordance with the provisions of this Section 10.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor has been actually prejudiced by such failure.

          10.5  Rights of Parties to Settle or Defend.  The Indemnitor may elect
                -------------------------------------
to compromise or defend, at its own expense, by its own counsel and to the extent an election with respect to such compromise or defense is available to the Indemnified Party, any asserted liability. If the Indemnitor elects to compromise or defend such asserted liability, it shall within 30 calendar days (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnitor, in the compromise of, or defense against, such asserted liability. If the Indemnitor elects to defend any claim, the Indemnified Party shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense. If the Indemnitor elects not to compromise or defend the asserted liability, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement (or if counsel to the Indemnified Party advises such party that there may be a potential conflict of interest between the Indemnitor and the Indemnified Party, or between the Indemnified Party and any other indemnified party, or that different or additional defenses from those available to the Indemnified Party may be available to any other indemnified party), the Indemnified Party may pay, compromise or defend (at the expense of the Indemnitor) such asserted liability as the Indemnified Party considers appropriate. The parties agree to cooperate fully with one another in the defense, settlement or compromise of any asserted liability. Notwithstanding the foregoing, neither the Indemnitor nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnified Party and the Indemnitor may participate, at their own expense, in the defense of such asserted liability.

          10.6  Exclusive Remedies.  The parties hereto acknowledge that the
                ------------------
indemnity rights set forth in Article 10 and in the ECC Indemnification Agreement are intended to be their exclusive monetary remedies in connection with this Agreement and the transactions contemplated hereby; provided that nothing in this Section 10.6 shall limit in any way the availability of specific performance, injunctive relief or other equitable remedies to which a party may otherwise be entitled.

          10.7  Limitations.  Any indemnity amounts payable by an Indemnitor
                -----------
hereunder shall be net of any tax benefit received by the Indemnified Party as a result of the claim or event giving rise to indemnification.

     11.  Termination.
          -----------
          11.1  Termination.  This Agreement may be terminated at any time prior
                -----------
to the Closing Date:

                (a)  by mutual written consent of the parties hereto; or

                (b) by either Primestar (prior to consummation of the Roll-up) or Newco (after consummation of the Roll-up) on the one hand or the Transferors on the other hand: (i) if any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which prohibits or materially restricts consummation of the transactions contemplated by this Agreement shall have been issued and shall have become final and nonappealable; or (ii) if the waiting period under the Hart-Scott-Rodino Act shall not have expired or been terminated on or before June 30, 1998; or

                (c) by either Primestar (prior to consummation of the Roll-up) or Newco (after consummation of the Roll-up), at any time after June 30, 1998, if any of the conditions set forth in Section 9.1 shall have become incapable of fulfillment, and shall not have been waived by Primestar or Newco, as applicable; or

                (d) by the Transferors, at any time after June 30, 1998, if any of the conditions set forth in Section 9.2 shall have become incapable of fulfillment, and shall not have been waived by the Transferors;

provided, however, that the party seeking termination pursuant to clause (b),
(c) or (d) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

          11.2  Effect of Termination.  If this Agreement is terminated as
                ---------------------
provided in Section 11.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of the third sentence of
Section 8.10, this Section 11 and Section 12, which shall survive such termination.

     12.  Miscellaneous.
          -------------

          12.1  Entire Agreement.  This Agreement (together with the Schedules
                ----------------
and Exhibits hereto), the ECC Indemnification Agreement and any other document delivered concurrently herewith contain, and are intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, and supersede any previous agreements and understandings between the parties with respect to those matters.

          12.2  Governing Law.  This Agreement shall be governed by, and
                -------------
construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of law.

          12.3  Headings.  The section headings of this Agreement are for
                --------
reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          12.4  Notices.  All notices and other communications under this
                -------
Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by recognized overnight delivery service or, to the extent receipt is confirmed, by telecopy, telefax, or other electronic transmission service to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

               If to News or ASkyB, to:

                    American Sky Broadcasting, LLC and
                    The News Corporation Limited
                    c/o News America Publishing Incorporated
                    1211 Avenue of the Americas
                    New York, New York 10036
                    Attention:  Arthur M. Siskind
                                Senior Executive Vice President and
                                Group General Counsel of
                                The News Corporation Limited

               with a copy to:

                    Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                    551 Fifth Avenue
                    New York, New York 10176
                    Attention:  Joel I. Papernik, Esq.

               If to MCI, to:

                    MCI Telecommunications Corporation
                    1801 Pennsylvania Avenue, NW
                    Washington, DC 20006
                    Attention:  Douglas L. Maine
                                Executive Vice President and
                                Chief Financial Officer

               If to Primestar, to:

                    PRIMESTAR Partners, L.P.
                    Bala Plaza West
                    Suite 700
                    Bala Cynwyd, PA  19004
                    Attention:  General Counsel

          12.5  Separability.  If at any time any of the covenants or the
                ------------
provisions contained herein shall be deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced, by reason of being vague or unreasonable as to duration, geographic scope, scope of activities restricted or for any other reason, such covenants or provisions shall be considered divisible as to such portion and such covenants or provisions shall become and be immediately amended and reformed to include only such covenants or provisions as are enforceable by the court or other body having jurisdiction of this Agreement; and the parties agree that such covenants or provisions, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

          12.6  Amendment; Waiver.  No provision of this Agreement may be
                -----------------
amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing.

          12.7  Assignment and Binding Effect.  Except as provided in Section
                -----------------------------
8.8, none of the parties hereto may assign any of its or his rights or delegate any of its or his duties under this Agreement without the prior written consent of the others. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.

          12.8  No Benefit to Others.  Except as otherwise expressly set forth
                --------------------
in Section 10 hereof, the representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

          12.9  Counterparts.  This Agreement may be executed in two or more
                ------------
counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

          12.10  Consent to Jurisdiction and Service of Process.  Subject to
                 -----------------------------------------------
the provisions of the ECC Indemnification Agreement, all judicial proceedings arising out of or relating to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of New York and by execution and delivery of this Agreement, the parties hereto accept the nonexclusive jurisdiction of the aforesaid courts and waive any defense of forum non conveniens, and irrevocably agree to be bound by any judgement rendered thereby in connection with this Agreement. The Transferors designate and appoint Arthur M. Siskind, Esq. and such other persons as hereafter may be selected by them and notified to Primestar irrevocably agreeing in writing to so serve, as their respective agent to receive on their behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by the parties to be effective and binding service in every respect. A copy of any such process so served shall be mailed to the appropriate party by registered mail to the address indicated in Section 12.4 hereof, except that unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process. If any agent appointed refuses to accept service, the parties hereby agree that service by mail shall constitute sufficient notice. Nothing herein shall effect the right to serve process in any other manner permitted by law.

     IN WITNESS WHEREOF, the undersigned have executed this Asset Acquisition Agreement as of the date first above written.


                                   THE NEWS CORPORATION LIMITED


                                   By:  /s/  Arthur M. Siskind
                                      ------------------------------
                                      Name:  Arthur M. Siskind
                                      Title: Director


                                   AMERICAN SKY BROADCASTING, LLC


                                   By:  /s/  Lawrence A. Jacobs
                                      ------------------------------
                                      Name:  Lawrence A. Jacobs
                                      Title:


                                   MCI TELECOMMUNICATIONS
                                   CORPORATION


                                   By:  /s/  Douglas L. Maine
                                      ------------------------------
                                      Name:  Douglas L. Maine
                                      Title: Executive Vice President and Chief
                                             Financial Officer


                                   PRIMESTAR PARTNERS, LP


                                   By:  /s/  James L. Gray,
                                      ------------------------------
                                      its general partner


                                   By:
                                      ------------------------------
                                      Name:
                                      Title:

                                   For purposes of Section 5, Section 8.4
                                   and Section 8.12:


                                   TW PROGRAMMING CO.


                                   By:  /s/  Daniel O'Brien
                                      ------------------------------
                                      Name:  Daniel O'Brien
                                      Title: President


                                   COMCAST DBS, INC.


                                   By:  /s/  Julian A. Brodsky
                                      ------------------------------
                                      Name:  Julian A. Brodsky
                                      Title: Vice Chairman


                                   TCI SE PARTNER 1, INC.


                                   By:  /s/  Gary S. Howard
                                      ------------------------------
                                      Name:  Gary S. Howard
                                      Title: President and Chief Executive
                                             Officer


                                   TCI SE PARTNER 2, INC.


                                   By:  /s/  Gary S. Howard
                                      ------------------------------
                                      Name:  Gary S. Howard
                                      Title: President and Chief Executive
                                             Officer


                                   COX SATELLITE, INC.


                                   By:  /s/  Ajit M. Dalvi
                                      ------------------------------
                                      Name:  Ajit M. Dalvi
                                      Title: Vice President


                                   CONTINENTAL SATELLITE COMPANY, INC.


                                   By:  /s/  Doug Holmes
                                      ------------------------------
                                      Name:  Doug Holmes
                                      Title: Executive Vice President, Finance
                                             and Strategy

                                    For purposes of Section 5, Section 8.4
                                    and Section 8.12:


                                    NEW VISION SATELLITE, BY ADVANCE
                                    COMMUNICATION CORP., A GENERAL PARTNER


                                    By:  /s/  Robert Miron
                                       ------------------------------
                                       Name:  Robert Miron
                                       Title: President


                                    G.E. AMERICOM SERVICES, INC.


                                    By:  /s/  John Connelly
                                       ------------------------------
                                       Name:  John Connelly
                                       Title: Chairman and Chief Executive
                                              Officer

                       OMITTED SCHEDULES OR ATTACHMENTS



The following schedules or similar attachments to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K of the Securities and Exchange Commission ("Commission"). The Registrant agrees to furnish supplementally a copy of any such schedule or attachment to the Commission upon request.

        Exhibits
        --------
        Exhibit I:   Binding Memorandum of Understanding (Roll-Up), filed as
                     Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed July 1, 1997)
        Exhibit II:  Convertible Note Term Sheet
        Exhibit III: Certificate of Designation
        Exhibit IV:  Carriage Agreement Term Sheet
        Exhibit V:   Registration Rights Agreement Term Sheet

        Schedules
        ---------
        Primestar Disclosure Schedule: Exceptions to representations and warranties of Primestar
        ASkyB Disclosure Schedule: Exceptions to representations and warranties of ASkyB